                       	UNITED STATES BANKRUPTCY COURT
                        	WESTERN DISTRICT OF MISSOURI
                             	SOUTHERN DIVISION

IN RE:		                       				)	Chapter 11
							                            )
INTERNATIONAL TOURIST ENTERTAINMENT) Case No. 96-60122-S-11
CORPORATION a/k/a ITEC ATTRACTIONS	)
d/b/a IMAX THEATER,				            )
					         Debtor.	             )     Chapter 11

        	DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT IN SUPPORT OF PROPOSED DEBTOR'S SECOND AMENDED PLAN OF REORGANIZATION
                       	DATED DECEMBER 18, 1996

	INTERNATIONAL TOURIST ENTERTAINMENT CORPORATION ("Debtor" or "DIP"), the Debtor and Debtor-in-possession in the above-captioned bankruptcy case, hereby submits to the Court its Second Amended Disclosure Statement In Support of Proposed Debtor's Second Amended Plan of Reorganization Dated December 18, 1996, and seeks approval of the Disclosure Statement pursuant to 11 U.S.C. 1125.
	RESPECTFULLY SUBMITTED this 18th day of February, 1997.


                       						/S/ Thomas Carlson
                       						-------------------------------
                       						Thomas Carlson, MO Bar 28843
                       						Attorney for Debtor
                        					PO Box 50280
                       						Springfield MO  65805-0280
                       						Telephone:  417-864-7772
                       						Facsimile:  417-864-7894

                        TABLE OF CONTENTS

I.	PRELIMINARY CAVEATS	                                            3
II.	DEFINITIONS	                                                   4
III.	INTRODUCTION	                                                10
IV.	DESCRIPTION OF THE DEBTOR 	                                   11
V.	FACTORS LEADING TO BANKRUPTCY	                                 16
VI.	FINANCIAL INFORMATION	                                        17
VII.	LIQUIDATION ANALYSIS	                                        17
VIII.	FINANCIAL PROJECTIONS	                                      18
IX.	SUMMARY OF DEBTOR'S PLAN	                                     18
	A.	BANKRUPTCY REQUIREMENTS	                                      18
	B.	CAPSULE SUMMARY	                                              20
	C.	MEANS FOR EXECUTION OF THE PLAN	                              20
	D.	OTHER PROVISIONS	                                             21
X.	SECURITIES LAW CONSIDERATIONS	                                 23
XI.	TAX IMPLICATIONS 	                                            28
XII.	APPROVAL OF THE PLAN	                                        28
	A.	Requirements of Voting	                                       28
	B.	Plan Proponent	                                               29
	C.	Acceptance of the Proposed Plan	                              29
	D. Confirmation by Cramdown	                                     30
XIII.	MISCELLANEOUS PROVISIONS	                                   31
	A.	No Additional Charges	                                        31
	B.	Executory Contracts and Unexpired Leases	                     31
	C.	Defects, Omissions and Conflicts	                             31
	D.	Securities Laws and Exemption from Registration               31
XIV.	RECOMMENDATION OF DEBTOR 	                                   32

                                I.


                       PRELIMINARY CAVEATS
                       -------------------
	NO REPRESENTATIONS CONCERNING THE DEBTOR (INCLUDING WITHOUT LIMITATION THE ANTICIPATED FUTURE OPERATIONS OF THE DEBTOR OR FUTURE VALUATIONS OF THE DEBTOR'S PROPERTY) ARE AUTHORIZED BY THE DEBTOR EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PARTY OTHER THAN DEBTOR TO SECURE YOUR ACCEPTANCE OF THE PLAN THAT ARE NOT OTHERWISE CONTAINED WITHIN THE TEXT OF THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ANALYZING THE PROPOSED PLAN. ANY SUCH ADDITIONAL OR FURTHER REPRESENTATIONS AND INDUCEMENTS MADE BY ANY PARTY OTHER THAN DEBTOR SHOULD BE REPORTED TO COUNSEL FOR DEBTOR, WHO, IN TURN, SHALL DELIVER SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS THE COURT MAY DEEM APPROPRIATE.
	THIS IS A SOLICITATION BY DEBTOR ONLY. THIS IS NOT A SOLICITATION BY DEBTOR'S ATTORNEYS, ACCOUNTANTS OR ANY OTHER PROFESSIONAL ASSOCIATED WITH DEBTOR, AND THE REPRESENTATIONS MADE IN THIS DISCLOSURE STATEMENT ARE SOLELY THOSE OF THE DEBTOR AND NOT DEBTOR'S ATTORNEYS, ACCOUNTANTS OR OTHER RELATED PROFESSIONAL(S) EXCEPT AS OTHERWISE SPECIFICALLY INDICATED.
	NOT ALL OF THE FINANCIAL STATEMENTS AND INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAVE BEEN SUBJECT TO A THOROUGH EXAMINATION BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OR OTHER SIMILAR PROFESSIONALS. DEBTOR HAS MADE EVERY EFFORT TO THOROUGHLY RESEARCH ALL UNAUDITED FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT; WHILE EVERY EFFORT HAS BEEN MADE TO INSURE THAT THE UNDERLYING ASSUMPTIONS ARE VALID AND THAT THE INFORMATION IS AS ACCURATE AS CAN BE MADE UNDER THE CIRCUMSTANCES, DEBTOR DOES NOT

UNDERTAKE TO WARRANT OR OTHERWISE REPRESENT THAT THE
INFORMATION CONTAINED HEREIN IS WITHOUT ERROR.
	APPROVAL OF THIS DISCLOSURE STATEMENT PURSUANT TO 11 U.S.C. 1125 DOES NOT IN ANY MANNER CONSTITUTE A
CERTIFICATION BY THE BANKRUPTCY COURT OR THE DEBTOR OF THE ACCURACY OF ANY OF THE INFORMATION CONTAINED IN THIS
DISCLOSURE STATEMENT NOR DOES IT CONSTITUTE AN ENDORSEMENT BY
THE BANKRUPTCY COURT OF THE PROPOSED PLAN.
	THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON BY ANY PARTY FOR ANY PURPOSES OTHER THAN TO DETERMINE HOW TO VOTE ON
THE PROPOSED PLAN. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR
LIABILITY BY THE DEBTOR OR ANY OTHER PARTY; NOR SHALL ITS CONTENTS BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR
OR ANY OTHER RELATED PARTY WITHOUT THE EXPRESS WRITTEN CONSENT
OF THE DEBTOR.
	THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE OF THE PREPARATION OF THIS DISCLOSURE STATEMENT UNLESS ANOTHER TIME IS SPECIFIED. NEITHER THE
DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF
RIGHTS MADE IN CONNECTION WITH THIS DISCLOSURE STATEMENT
SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THE TEXT OF THIS DISCLOSURE STATEMENT SINCE THE DATE THE DISCLOSURE
STATEMENT WAS COMPILED BY DEBTOR AND FILED WITH THE BANKRUPTCY
COURT.

                                II
                           	DEFINITIONS
                            -----------
	The following terms shall have the following meanings indicated whenever used in this Disclosure Statement. All terms not otherwise defined in this Section or elsewhere in the Disclosure Statement shall have the meanings assigned to them in 11 U.S.C. 101 et seq.

	  1.	Administrative Claim:  means any claim for payment of
any cost or expense for administration of the Debtor's estate in the above-captioned case entitled to priority in accordance with 503(b) and 507(a)(1) of the Bankruptcy Code,
including, without limitation, (a) any action and necessary
expenses of preserving the Debtor's estate and operating the
Debtor's business from and after the Petition Date, including
Claims of employees, trade vendors, taxing authorities and
parties with assumed executory contracts, incurred during
these proceedings (other than such Claims or portions thereof that, by their express terms, are not due or payable by the
Effective Date), (b) all allowances of compensation and
reimbursement for professionals approved by the Court in
accordance with the Bankruptcy Code, (c) any fees or charges assessed against Debtor's estate under 28 U.S.C. 1930, and
(d) any and all fees required to be paid by the Debtor to the
U.S. Trustee.
	  2.	Allowance Date:  means the date an Order of the Court
allowing a Claim in this Case has become final and
nonappealable and no appeal therefrom is pending.
	  3.	Allowed Amount:  means the amount of any Allowed
Claim.
	  4.	Allowed Claim:  means a Claim against the Debtor (a)
with respect to which a proof of claim has been filed with the
Court within the period of limitations, fixed by Bankruptcy
Rule 3001 or by Order of the Court, or (b) which is scheduled in the list of creditors prepared by the Debtor and filed with the Court pursuant to Bankruptcy Rule 1007(b) and which is not listed as disputed, contingent or unliquidated as to amount.
In either case, the Claim is allowed only if no objection to the allowance of the Claim, either as identified in a Proof of
Claim or as scheduled by the Debtor, has been raised within
any applicable period of limitation fixed by Bankruptcy Rule
3001 or Order of the Court or, when any such objection has
been filed, the objection to the allowance of the Claim has
been overruled by a Final Order or the Claim has been
otherwise allowed by Final Order.
	  5.	Allowed Interest:  means an Interest in the Debtor to
the extent that it is listed as such in the records of the
Debtor at the time of Confirmation.
	  6.	Allowed Secured Claim:  means an Allowed Claim to the
extent of the value of the Collateral securing the Claim.  If the Allowed Claim exceeds the value of the Collateral, that
excess is an Unsecured Claim.
	  7.	Ballot:  means the ballot for accepting or rejecting
the Plan which will be distributed to the Creditors
holding the Claims in the Classes of Claims which are impaired under the Plan and entitled to vote on the Plan.
	  8.	Ballot Date:  means the date set by the Court as the
last day for timely submission of a ballot accepting or
rejecting the Plan.
	  9.	Bankruptcy Code or the Code:  means Title I of the
Bankruptcy Reform Act of 1978, Pub.L.95-598, codified as Title
11 of the United States Code as amended.
	  10.	Bankruptcy Court or Court:  means the United States
Bankruptcy Court for the  Western District of Missouri,
including the United States Bankruptcy Judge sitting in this particular Case.
	  11.	Bankruptcy Estate or the Estate:  means the estate
created pursuant to 11 U.S.C. 541 by the filing of the
Debtor's bankruptcy petition under 11 U.S.C. 301.
	  12.	Bankruptcy Rules:  means the rules of procedure
applicable to cases or proceedings pending before this Court, now existing or as hereinafter modified or amended.
	  13.	Bar Date:  means the last day for filing of Claims
concurrent with the date set for the first hearing on approval of the Disclosure Statement.  The order and notice of time
within which to file proofs of claim and for hearing on the Disclosure Statement shall be given to all Creditors and other parties in interest in these proceedings within the guidelines set by this Court and the Bankruptcy Rules.
	  14.	Boatmen's Bank:  means Boatmen's Bank of Southern
Missouri which asserts a claim against the Debtor secured by a lien on the Ground Lease and Branson Property.
	  15.	Branson Property:  means that certain Ozarks
Discovery IMAX Theater and Mall located in Branson, Missouri, including the Debtor's interests in the Ground Lease covering the real property and any and all improvements thereon.
	  16.	Business Day:  means any day on which the Court is
open and performs its ordinary business and affairs.
	  17.	Cash:  means cash, cash equivalent, negotiable
instruments, and other readily marketable securities or
instruments, including, without limitation, direct obligations of the United States of America, certificates of deposit
issued by banks, and commercial paper of any entity, including interest earned or accrued thereon.
	  18.	Case:  means this Chapter 11 case commenced by the
filing with the Court by the Debtor of a voluntary
petition for relief under Chapter 11 of the Code.
	  19.	Claim:  is used herein as defined in 101(5) of the
Code.
	  20.	Claimant:  means the holder of a Claim.
	  21.	Class:  means any claim holder, interest holder, or
group of holders of Claims or Interests as specified in
Article III of the Plan.
	  22.	Collateral:  means property in which the Debtor has
an interest and that secures, in whole or in part, the payment of a Claim.
	  23.	Condominium:  means that certain condominium owned by
the Debtor and located generally at the Woodlands Condominium development, Branson, Missouri used by the Debtor's employees, officers and directors when staying in Branson for business purposes.
	  24.	Confirmation or Confirmation Order:  means the
Court's Order, whether in open Court or otherwise, providing that the Debtor's Plan is confirmed by the Court.
	  25.	Confirmation Date:  means the date on which the Order
confirming the Plan becomes a Final Order.
	  26.	Confirmation Hearing:  means the hearing regarding
confirmation of the Plan conducted pursuant to Bankruptcy Code
1128, as adjourned or continued from time to time.
	  27.	Contested Claim:  means any Claim that has been
scheduled or recorded by the Debtor as contingent,
unliquidated, or disputed, or with respect to which an
objection has been interposed in accordance with the
Bankruptcy Code, the Bankruptcy Rules, the Plan or any Order
of the Court, or which arises from the rejection by the Debtor of an executory contract or unexpired lease pursuant to the
Plan.
	  28.	Creditor:  means every holder of a Claim (whether or
not such Claim is an Allowed Claim) encompassed within the
statutory definition set forth in 101(10) of the Code.
	  29.	Debtor:  means International Tourist Entertainment
Corporation, a U.S. Virgin Islands corporation, and/or the Debtor-in-Possession of such entity, as the appropriate context requires.
	  30.	Debtor-in-Possession:  means the Debtor, when
exercising its rights, powers and duties under 1107(a) and
other applicable provisions of the Code.
	  31.	Disclosure Statement:  means this Disclosure
Statement approved by the Court pursuant to Code 1125.

	  32.	Disputed Claim:  means each and every Claim which is
not an Allowed Claim.
	  33.	Effective Date:  means the first Business Day
occurring at least sixty (60) days after Confirmation.  Where, under this Plan, the Debtor's performance is due on the
Effective Date, the following exceptions shall apply to such requirement:
			   a. 	Where any provision of either the Plan or the
Code requires performance from the Debtor earlier than
the Effective Date, such provisions requiring earlier
performance shall be controlling;
			   b. 	Where provisions of the Code, the contractual
provisions of Allowed Claims treated in the Plan, or
provisions of the Plan permit the Debtor to perform
later than the Effective Date, the Debtor will be
permitted to perform its obligations at such later date;
			   c.  Where any provision of the Plan requires
performance on or before the Effective Date with respect
to a Claim that is not an Allowed Claim as of the
Effective Date, then the Effective Date will be deemed
to occur with respect to any such Claim that
subsequently becomes an Allowed Claim on the first
Business Day occurring at least 30 days after such Claim
becomes an Allowed Claim; and
			   d. 	In all events, the Debtor will have the right,
but not the obligation, to render any performance under
the Plan prior to the Effective Date, if the Debtor, in
its sole business judgment, deems it appropriate to do
so, and so long as the Debtor does not thereby violate
any provisions of the Code.
	  34.	Executory Contract:  means each and every unexpired
lease and other contract which is subject to being assumed or rejected pursuant to Bankruptcy Code 365.
	  35. Final Order: means an order or judgment of the Court, or of any other court exercising jurisdiction over the Case or any part thereof, which order or judgment has not been reversed on appeal, the operation or effect of which order or judgment has not been stayed, and as to which order or judgment the time for appeal or to seek review or rehearing has expired without an appeal, petition for review, or motion for rehearing being filed; or if an appeal, petition for review, or motion for rehearing has been filed, the order or judgment has been upheld by the Court adjudicating the petition or motion with no further appeal pending or available.

	  36.	Financing Orders:  means the orders in which the
Court authorized the Debtor to borrow funds (i.e. the Post-
Petition Indebtedness) and to grant a super-priority claim and Secured Claim against the Debtor's property for the amount of the Post-Petition Indebtedness.
	  37.	Ground Lease:  means that certain Ground Lease
Agreement between Treasure Lake R.V. Resort Camping Club and the Debtor relating to the Branson Property.
	  38.	Indenture Trustee:  means West One Bank, Utah, as
Indenture Trustee under that certain Indenture dated September
1, 1993 between the Debtor and the Trustee.
	  39.	Interest:  means the legal, equitable and contractual
rights accruing to a holder of any equity interest in the
Debtor.
	  40.	Nova Scotia Bank: means the Bank of Nova Scotia which
asserts a claim against the Debtor secured by a lien on the
St. Thomas Property.
	  41.	Person:  means "person" as defined in Bankruptcy Code
101(41).
	  42.	Petition Date:  means the filing date of the
voluntary Chapter 11 petition commencing the case.  The
Petition Date is January 25, 1996.
	  43.	Plan:  means the Plan of Reorganization submitted
herewith including all exhibits and as it may be amended or
modified from time to time hereafter.
	  44.	Post-Petition Indebtedness:  means any and all funds
loaned to the Debtor pursuant to a Financing Order, including any and all accrued interest, attorney's fees and costs
authorized to be included in the Post-Petition Indebtedness by the Financing Order.
	  45.	Priority Claim:  means a Claim entitled to priority
pursuant to Code 507(a)(2)-(a)(7).
	  46.	Proponent:  means the Debtor.
	  47.	Pro Rata:  means proportionally or according to a
certain rate percentage or proportion based upon the whole of any Allowed Claim in any given Class.
	  48.	St. Thomas Property:  means that certain 2.5 acre
site on the island of St. Thomas, U.S. Virgin Islands which
the Debtor planned to use for its second giant screen theater complex.
	  49.	Secured Claim:  means an Allowed Claim that is a
secured claim, as that term is defined in 506 of the Code.
	  50.	Tax Claim:  means a Claim against the Debtor under
507(a)(8) of the Code.

	  51.	Theme Film:  means that certain theme film entitled
"Ozarks: Legacy and Legend" produced by the Debtor.
	  52.	Underwriting Agreement:  means agreement by Paul
Bluto to underwrite the cash requirements of the plan.
	  53.	Unsecured Claim:  means a Claim that is not a Secured
Claim, a Tax Claim, an Administrative Claim, or a Priority
Claim and for which such Claim no collateral in which the Estate has an interest is held.

                               III.
                          	INTRODUCTION
                           ------------
	This Disclosure Statement and accompanying Plan of Reorganization are being filed pursuant to Title 11 of the United States Bankruptcy Code and are designed (1) to inform all creditors and the Court of the current and recent status of the Debtor, and (2) to provide for the implementation and consummation of the Plan.
	The Debtor filed its voluntary petition for relief pursuant to Chapter 11 of the Code on January 25, 1996. The Debtor has prepared a proposed Chapter 11 Plan of Reorganization which is submitted herewith. Debtor has prepared this Disclosure Statement in connection with its solicitation of acceptances of its Plan. The purpose of this Disclosure Statement is to enable Creditors to make an informed judgment in voting to accept or reject the proposed Plan.
	The Plan of Reorganization is not a part of this Disclosure Statement and must be reviewed independently.
However, this Disclosure Statement, together with the proposed Plan which is submitted herewith, should be read in its entirety. For the convenience of creditors and the Debtor, the terms of the Plan are summarized in this Disclosure Statement, but all summaries are qualified in their entirety by the Plan itself. The terms and conditions of the proposed Plan are controlling in the event of any inconsistency between this Disclosure Statement and the proposed Plan.
	This Disclosure Statement is submitted in accordance with 1125 of the Bankruptcy Code, for the purpose of informing creditors, and soliciting acceptances, of the proposed Plan from holders of certain Classes of Claims and Interests. The Disclosure Statement cannot be used for that purpose until the Bankruptcy Court has determined that the Disclosure Statement contains adequate information to permit those Claimants whose acceptances of the Proposed Plan is solicited to make an informed judgment about the Plan.
	The Bankruptcy Court will hold a hearing on the approval of this Disclosure Statement at the time and place set forth in the Order enclosed herewith. The hearing regarding approval of this Disclosure Statement may be adjourned from time to time without prior notice.
	The approval of this Disclosure Statement by the Bankruptcy Court is required by 1125 of the Bankruptcy Code prior to or simultaneously with the confirmation of the Plan.
 Such approval does not constitute a judgment by the Bankruptcy Court as to the desirability of the proposed Plan or as to the value or suitability of any consideration offered thereby. The purpose of the examination of the Disclosure Statement by the Bankruptcy Court is to determine whether the Disclosure Statement contains adequate information. The entry of an order approving this Disclosure Statement means that the Bankruptcy Court has approved the Disclosure Statement as containing information of the kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of the Claimants being solicited, to make an informed judgment about the proposed Plan.

                               IV.
                   	DESCRIPTION OF THE DEBTOR
                    -------------------------
General
-------
	International Tourist Entertainment Corporation ("Debtor") was incorporated June 3, 1986, in the U.S. Virgin Islands, to develop, finance and operate destination, giant screen theaters and associated amenities in selected, popular tourist locations throughout the United States and its territories and in international locations. The business of the Debtor includes the creation and operation of highly specialized movie entertainment that captures the culture, history, beauty and uniqueness of selected tourist destinations.
	The Debtor's operations formally commenced on October 8, 1993 with the grand opening of the Ozarks Discovery IMAX
Theater and Mall in Branson, Missouri. The Branson theater and mall consists of a giant screen theater, food concessions, and retail space and amenities. During fiscal 1995, the Debtor produced a theme film entitled, "Ozarks: Legacy and Legend" (the "Theme Film") which premiered on April 28, 1995 and is shown regularly at the Branson theater complex. The
Debtor also rents films from the available supply of giant screen films for exhibition at its theater.

	Revenue from the Debtor's Branson theater complex is generated from three primary sources: (1) ticket sales for admission to the theater; (2) lease of retail space in conjunction with the mall; and (3) operation of a restaurant, retail shops and concessions owned by the Debtor at the Branson facility. The Debtor also could receive income from renting the theme film produced by the Debtor for its Branson theater complex.
	The start-up activities of the Debtor were funded principally through the sale of the Debtor's stock and debentures for an aggregate consideration to the Debtor from inception through June 30, 1994, of approximately $10,695,130 net of offering costs and commissions. In the year ended June 30, 1995 the Debtor issued additional stock and raised
$559,862 in net proceeds. Additional funding was provided to the Debtor through various loans, including loans from, or guaranteed by, shareholders. As of June 30, 1995, the Debtor had loans guaranteed by shareholders in the amount of $1,028,824 principal, repayment of which are secured by a security interest in the Branson Theme Film.
	In December 1992, the Debtor completed the initial public offering of its securities in which it sold 975,975 units, each unit consisting of one share of Common Stock and one
Series A Warrant to purchase one share of Common Stock. Net proceeds to the Debtor from the initial public offering were $4,677,959.
	On July 30, 1993, the Debtor completed the arrangements for a loan from Boatmen's Bank to provide financing for the construction of the Debtor's Branson theater complex and to provide working capital in the amount of $3,500,000. By June
30, 1995, the Debtor had borrowed the entire amount of the loan. The loan principal is amortized over 14 years beginning July, 1995 with a balloon payment due at the end of five years if the loan is not renewed, and the loan bears interest at the prime rate as published in the Wall Street Journal plus 1.5%
(the prime rate is currently approximately 8.25%).
	On September 1, 1993, the Debtor completed the public offering of and issued $3,500,000 aggregate principal amount of its 10% convertible debentures due June 1, 2008. Proceeds from the sale of the Debentures were used to finance a portion of the costs of development of the Debtor's Branson theater complex. There is currently $2,055,000 aggregate principal amount of Debentures outstanding.
	In October of 1994, the Debtor undertook a public stock offering of securities to raise up to $15 million to finance the purchase and development of the St. Thomas Property as well as provide a portion of the costs of the Theme Film for the Branson theater. The offering period concluded on January 17, 1995 with insufficient funds raised to break escrow. Consequently, the Debtor fell behind on its payments for expenses primarily related to development of its St. Thomas facility, as well as expenses related to the failed Public Offering.
	In order to provide funding to complete the Ozarks Theme Film, and to supply additional operating capital, the Debtor raised $500,000 in a private offering of preferred stock and borrowed a total of $1.3 million from the following sources:
$500,000 from the Bank of Nova Scotia secured by a mortgage on the property owned by the Debtor in St. Thomas; $500,000 from Zions Bank which was guaranteed by Dynatronics Corporation, a major shareholder of the company; and $300,000 from Dr.
Victor 0. Pickett a member of the Debtor's Board of Directors.
 In addition to these amounts, Dynatronics Corporation has paid on behalf of the Debtor approximately $228,000. These borrowings placed a significant financial burden on the Debtor.

Locations
---------
	The Debtor has completed and is operating its first giant screen theater complex in Branson, Missouri, known as the Ozarks Discovery Imax Theater and Mall. It formally commenced operations on October 8, 1993. The total size of the Branson theater complex is approximately 60,000 square feet. The main features of this facility are a 532 seat Imax giant screen theater and a 325 seat full service family restaurant. The theater's screen is approximately 62 feet high by 83 feet wide. In addition to the theater and restaurant, the Branson theater complex contains a lobby area and shopping mall with approximately 22,000 square feet of leasable retail including restaurant space and approximately 2,000 square feet of leasable office space. The specialty shopping area features goods and products appealing to tourists and local residents.
	The Ozarks Discovery IMAX Theater and Mall has the look of a Grand Lodge enhanced with stone, wood and stucco texture. Massive wood beams and large stone columns provide the mall with a feeling of warmth and Ozarks ambiance. The auditorium has been recognized by experts of the giant screen industry as one of, if not the most acoustically perfect IMAX Theater in the world. The Debtor premiered its Theme Film for the Ozarks Discovery IMAX Theater on April 28, 1995.
	The Debtor anticipated a second location proposed to be developed by the Debtor in St. Thomas, U.S. Virgin Islands. Although the Debtor signed a letter of intent to finance and develop this facility, the development was never finalized.

Employees
---------
	The number of employees at the Branson theater and restaurant has climbed steadily. As of June 30, 1996, the debtor had 110 employees compared with 82 on June 30, 1995 and 39 on June 30, 1994.

Properties
----------
	The Debtor has entered into a 50 year Ground Lease of an approximately 5.5 acre site on which its Branson theater complex is located. The Debtor prepaid the first 20 years of rent under the Ground Lease with a discounted payment of $1,025,000. The Ground Lease also provides for annual rent of $145,000, commencing in the 21st year of the ground lease, which amount is adjusted during the term to reflect cost of living increases.
	The Debtor has constructed its Branson theater complex on the leased site in Branson, Missouri at a cost of approximately $5.6 million. Partial financing for the Branson theater complex was provided by the Boatmen's Bank Loan and proceeds from the sale of the 1993 Debentures.
	In 1992, the Debtor acquired a condominium in Branson for use by employees, officers and directors while in Branson on business for the Debtor for which it paid $90,000, of which $72,000 was financed by bank borrowing. This condominium was sold in June 1994 for $110,000 and another condominium purchased for $148,000, of which $115,000 was financed through bank borrowing. In February 1993, the Debtor acquired a residence for its Branson theater manager for which it paid approximately $80,000, of which $64,000 was financed by bank borrowing. The Debtor rents the residence to the manager for the amount of the mortgage payment to the bank, plus all costs of occupancy, taxes, insurance and maintenance.
	The Debtor owns an approximately 2.5 acre site on St.
Thomas which was the planned location for the Debtor's second giant screen theater complex. This property secures the repayment of a $500,000 loan to the Debtor from the Bank of Nova Scotia. The Debtor owns no other real estate properties.
	The Debtor pays Dynatronics Corporation, an affiliate of the Debtor, $6,000 per month to provide administrative, staffing, accounting functions and support as well as office space out of its Salt Lake City, Utah headquarters.
	The Debtor maintains an operations and marketing office at the Branson facility. Each of its other giant screen theater complex locations, will also have an operations office.
	The Debtor has submitted applications to the U.S. Patent and Trademark Office to register the service marks "ITEC Attractions," which has been approved, and "Ozarks Discovery," and "McFarlain's" which are now pending.

Significant Leases
------------------
	The Debtor is the lessee under that certain System Lease Agreement dated August 1, 1993 between IMAX Corporation
("IMAX") and the Debtor relating to, among other things, the Debtor's lease of an IMAX projection system, a sound system and a projection screen from ("IMAX") (the "IMAX Lease"). The Debtor uses the IMAX projection system, sound system and projection screen in the Branson theater.

Other Significant Assets
------------------------
	The ITEC Theme Film Ozarks "Legacy and Legend" is the company's other major asset. IMAX Theaters are generally premised on the concept that they are most profitable showing films that entertain and inform the customer on the region where the theater is located. Because IMAX Theaters are generally not conducive for multi-purposes, they are in the final analysis a single use facility dedicated for showing their theme films.

Legal Proceedings
-----------------
	There are no material pending legal proceedings to which the Debtor is a party or of which any of its property is the subject.

Significant Post-Petition Events
--------------------------------
	When the bankruptcy was filed, the Debtor had negotiated an agreement that called for the sale of all of its assets to a company known as Destination Cinema. However, several weeks into the case, Destination Cinema withdrew its offer. This left the Debtor without a buyer and so over the Spring and

Summer, it fielded various offers for either injection of money into the company or for the sale of its assets. The
Debtor supplied all potential purchasers with its estimate of the amount of monies that would be necessary to fund a feasible plan. Those requirements were incorporated into the present plan and can be found in the Plan at Article 6.4.
	In order to propose a feasible plan, the Debtor had to resolve several significant matters. They were as follows:
	(1) An agreement with IMAX on its lease on projection and sound equipment.
	(2) Resolution of three lis pendens that had been filed that affected title to the property. This title to the property had been clouded by the filing of "Lis Pendens."
	(3) Approval by the Official Unsecured Creditors'
Committee of the plan.
	(4) An agreement with Boatmen's Bank on the long-term treatment of its secured debt in the case.
	(5) An injection of funds necessary to insure the long-term viability of the company.
	With the exception of the issue involving Boatmen's Bank in which the negotiations are still continuing, all the other matters have been resolved. For that reason, the Debtor is now coming forward with its plan. If an agreement can not be made with the bank, then the Debtor will request the Court to confirm the Plan over the bank's objection.

		                              V.
                 	FACTORS LEADING TO BANKRUPTCY
                  -----------------------------
	Two major factors caused the filing of this bankruptcy. First, the theater was not able to achieve the attendance levels that it had projected and therefore, did not have the revenues which it anticipated. This has been a factor throughout the Branson area and although the overall attendance by tourist to the area have grown slightly, there has been a glut of new businesses, theaters and restaurants that are all competing for the same tourism dollar. That timing phenomenon also effected ITEC.
	Secondly, when the companies public offering failed in the fall of 1994, it had to borrow over a million dollars on a short term basis. The interest and reduction of principal on these loans hobbled the company to the point it could not continue. The problem was exacerbated because the cost of the offering was not recouped. The company still owes some
$400,000 in costs directly related to the offering and the preparation of the plans for the St. Thomas project which it hoped to build from proceeds from the offering.

                                  VI.
                        	FINANCIAL INFORMATION
                         ---------------------
	The Debtor is required to, and has filed, monthly operating statements with the Court reflecting the Debtor's post-petition operations. Copies of such operating statements may be obtained either from the Court or a written request to Debtor's counsel.

                                 VII.
                        	LIQUIDATION ANALYSIS
                         --------------------
	Debtor's analysis of what would transpire in the event of liquidation are as follows:

ITEM		             CREDITOR		        VALUE	          AMOUNT  	   	EQUITY
							                                               OWED
Cash										                                                    600,000
IMAX Theater	    Boatmen's Bank		 $3.6 Million	   $3.6 Million
and FF&E*	       West One Bank**	                 $2 Million	    	  -0-

Theme Film***	                    $200,000					                  $200,000
										                                                      ---------
GROSS AMOUNT AVAILABLE TO CREDITORS				                          $800,000

LESS:
1.  	Estimated Chapter 7 administrative costs
	    (5% of distribution plus estimated $50,000
	    in professional fees).					                     $100,000

2.	  Chapter 11 administrative costs.	              		$50,000

3.	  Repayment of Chapter 11 loan to Dynatronics.	   $100,000
	    to debtor.

4.	  Amount owed IMAX post-petition.			               $50,000

5.	  Costs to wind up business.				                  $300,000
                                  								          ---------

	TOTAL EXPENSES							                                            	$500,000
	AVAILABLE SUM FOR PAYMENT TO
	UNSECURED CREDITORS.						                                        $300,000
Total estimated unsecured debt in a chapter 7.			  $4,500,000
Payout in case of liquidation to unsecureds
is about 6.5 cents on dollar.						       ($300,000/$4,500,00)

NOTE: The plan, if confirmed, should enhance the recovery to creditors by nearly twice what they would receive in a liquidation scenario.

*Furniture, Fixtures and Equipment.
**West One Bank is Trustee for the debenture holders as a lien junior to the same collateral as Boatmen's.
***Ozarks "Legacy and Legend"
**** Film is subject to approximately 1.2 million dollars in liens. However, there is an issue whether the liens would be valid in an event of a chapter 7 liquidation. For purposes of this analysis, they are assumed to be unsecured so that the creditors in the film would share equally with the other unsecured creditors.
***** Boatmen's has a "broad filing" lien on all of the debtor's personal property with the exception of the theme film. Nevertheless, the debtor estimates that there may be a few thousand dollars from sources not identified of which it is not aware that it might not be subject to the banks lien.

                                 	VIII.
                        	FINANCIAL PROJECTIONS
                         ---------------------
	The company's operations have improved since the chapter 11 case was filed in January, 1996. In fact, Schedule "A" attached, shows that the company has exceeded its projections.
 It is this fact that has made Mr. Bluto willing to support this plan.
	Schedule "B" (attached), shows the company's cash flow projections for 1997.

                                  	IX.
                       	SUMMARY OF DEBTOR'S PLAN
                        ------------------------

A.	BANKRUPTCY CODE REQUIREMENTS
   ----------------------------
  	At the confirmation hearing, the Bankruptcy Court shall determine whether the requirements of 1129 of the Bankruptcy
Code have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the proposed Plan. These requirements are as follows:
	    1.	The proposed Plan complies with the applicable
provisions of the Bankruptcy Code.
	    2.	The Debtor has complied with the applicable
provisions of the Bankruptcy Code.
	    3.	The Plan has been proposed in good faith and not by
any means forbidden by law.
	    4.	Any payment made or promised by the Debtor or by a
person issuing securities or acquiring property under the proposed plan, for services or costs and expenses in, or in connection with, the Case, or in connection with the Plan and incident to the Case, has been disclosed to the Bankruptcy
Court, and any such payment made before the Confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

	    5.	The disclosure of the identity and affiliations of
any individual proposed to serve, after confirmation of the
Plan, as a director, officer, or voting trustee of the Debtor, or a successor to the Debtor under the Plan, and the
appointment to, or continuance in, such office of such
individual, is consistent with the interest of creditors and equity security holders and with public policy.
    	6.	With respect to each class of impaired claims,
either each holder of a claim or interest of such class has accepted the proposed Plan, or will receive or retain under the proposed Plan an account of such claim or interest
property of a value, as of the effective date of the Plan,
that is not less than the amount that such holder would so
receive or retain if the Debtor was liquidated on such date
under Chapter 7 of the Bankruptcy Code.
     7.	Each class of claims or interests has either
accepted the Plan or is not impaired under the Plan.
	    8.	Except to the extent that the holder of a
particular claim has agreed to a different treatment of such claim, the proposed Plan provides that the administration expenses and priority claims, including tax claims, will be
paid in full on the effective date.
    	9.	At least one class of claims has accepted the
proposed Plan, determined without including any acceptance of the Plan by any insider holding a claim of such class.
   	10.	Confirmation of the proposed Plan is not likely to
be followed by the liquidation, or the need for further financial reorganization of the Debtor or any successor to the Debtor under the proposed Plan, unless such liquidation or reorganization is proposed by the Plan.
	Debtor believes that the proposed Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy
Code and that the proposed Plan is made in good faith.
Further, Debtor believes that holders of all claims impaired under the proposed Plan will receive payments under the Plan having a present value as of the effective date in amounts not less than the amounts likely to be received if the Debtor was liquidated in a case under Chapter 7 of the Bankruptcy Code.
	THE PROPOSED PLAN WILL BE PROVIDED TO ALL CREDITORS AND OTHER PARTIES IN INTEREST ALONG WITH THIS DISCLOSURE STATEMENT
IN ACCORDANCE WITH BANKRUPTCY RULE 3017.  THE FOLLOWING
ANALYSIS OF THE PROPOSED PLAN IS INTENDED ONLY TO PROVIDE A CONTEXT FOR UNDERSTANDING THE DISCLOSURE STATEMENT.

B.	CAPSULE SUMMARY
   ---------------
	  This plan is being supported by both the ITEC's Board of Directors and the Creditors' Committee. They both feel that the plan represents the best offer for the creditors and the ongoing operations of the company. Under the plan, Unsecured Creditors and Debenture Holders will receive cash and/or stock roughly equal to twelve and one-half percent (12-1/2%) of their unsecured claims. In addition, there will be enough money injected into the company to give it the best possible chance of operating profitably in the future.
	As the liquidation analysis indicates in part VII above, this proposal offers a greater payout to the unsecured creditors than they would likely receive in a chapter 7 case.
 Unquestionably, the payout would be quicker. If the case is confirmed, then creditors will receive their money no later than ninety (90) days after confirmation. Whereas, in a chapter 7 liquidation, it could be one to two years at the earliest before the unsecured creditors would receive a payment, which is estimated to be one-half the amount they would receive under the plan.

C. MEANS FOR EXECUTION OF THE PLAN
   -------------------------------
  	Mr. Bluto will post $100,000.00 in cash or securities about the same time that this plan is filed. Once the plan is confirmed, he will inject an additional $500,000.00 to fund the initial payout to the creditors. At that point, there will be a second private placement offering to qualified accredited investors offering an additional $600,000.00 in stock at $20,000.00 a unit. With these additional funds, the debtor and the Creditors' Committee feel that the company has a good chance of success.
	Mr. Cullimore has agreed to go to work for the company after the plan is confirmed according to the following terms:
	Mr. Cullimore will receive $100,800 per year base salary.
	Mr. Cullimore and his management team will receive incentive bonuses
(see below).
	Mr. Cullimore will receive a car allowance of $250 per month.

		The condo which is owned by the company will be furnished to Mr. Cullimore as living accommodations.

		The company will contribute $35,000 annually to Mr.
  Cullimore's retirement fund.

		Health insurance will be paid by the company.

 	The management group will be paid a bonus as follow:

 	No bonus will be paid on the first $200,000 in positive cash flow from operations.

		Of the next $100,000 in positive cash flow from operations, management will receive 50%. Of the next
  $100,000 in cash flow operations, management will received 25%. Management will receive 10% of all cash flow in excess of $400,000 per year. Mr. Cullimore will receive 50% of the management bonuses.

		In other words, Mr. Cullimore will receive $25,000 of the positive cash flow from operations between $200,000 and $300,000, and $12,500 of the positive cash flow between $300,000 and $400,000, and 5% of all positive cash flow above $400,000.

D.	OTHER PROVISIONS
   ----------------
  	1.	Legally Binding Effect/Discharge of Claims and Interests.
      --------------------------------------------------------
	If the proposed Plan is confirmed, the provisions of the Plan will bind the Debtor and all Creditors, whether or not they accept the Plan unless, to the extent enforceable under applicable law, any such Claimant affirmatively does not consent to the treatment afforded under the Plan.
Confirmation will also discharge the Debtor from all debts that arose before Confirmation as of the Effective date. Once the debtor has distributed all the monies in accordance with this plan and paid the monies over to the creditors, the claims of the creditors will be deemed to have been fully discharged.
	The distribution of Cash provided for in the proposed
Plan, if any, will be in exchange for and in complete satisfaction, discharge and release of all Claims and equity interests, including any Claim for interest after the date of filing of the Chapter 11 petition, against the Debtor or any of its assets or properties. On the Effective Date, all creditors and existing equity interest holders will be precluded from asserting any claim against the Debtor or its assets or properties based upon any transaction or other activity of any kind that occurred prior to the Effective
Date; provided, however, that nothing contained in the proposed Plan will alter the legal, equitable and contractual right of the holder of any claim or equity interest specifically designated as being unimpaired in the proposed
Plan, it being specifically intended that all such rights are to remain unaltered by the Plan.

	2.	Modification of the Plan.
    ------------------------
   	The Proponent of a proposed Plan may modify the proposed Plan at any time before confirmation. As soon as a modification of a proposed Plan is filed, the modified plan then becomes the effective plan. The proposed Plan, as modified, must also meet the Bankruptcy Code requirements as to classification of Claims and general substantive content.
	The Proponent of the Plan, as modified, must also comply with the disclosure requirements of the Bankruptcy Code.
There can be no solicitation of an acceptance of the modified Plan unless the Plan solicited has received a written
Disclosure Statement approved by the Bankruptcy Court after proper notice and hearing. If the Disclosure Statement as to the Plan was already approved, then the additional disclosure statement may be relatively streamlined or simplified.
However, such alteration of the disclosure requirements would depend upon the facts and circumstances of each case.
Regardless of the simplicity of the modification of the proposed plan, the disclosure requirement must be satisfied.
	If acceptance or rejection of the proposed Plan has been obtained prior to the filing of a proposed modification, the accepting or rejecting party must take affirmative action to change its previous acceptance or rejection. The Bankruptcy Court must establish a time within which an acceptance or rejection can be changed, if necessary. If the creditor accepting or rejecting the original Plan does nothing within the time set by the Bankruptcy Court, the creditor is deemed to have likewise consented, accepted or rejected (whichever is appropriate) the Plan as modified.
	After confirmation of a Plan, the Proponent of the Plan may seek to modify the Plan. However, the attempt must be made prior to "substantial consummation" of the Plan. The
Plan as modified must still meet the requirements of the Bankruptcy Code as to classification and substantive content.
 "Substantial Consummation" under the Bankruptcy Code is defined as: (1) a transfer of the property proposed to be transferred by the plan; (2) assumption by the Debtor or the Debtor's successor of the business or management of the property dealt with by the plan; and (3) commencement of distribution under the plan. At that point in time, rights are vested and cannot be modified.
	A MODIFICATION IS EFFECTIVE ONLY IF THE BANKRUPTCY COURT, AFTER PROPER NOTICE AND HEARING, CONFIRMS THE PLAN AS MODIFIED. TO DO SO, THE BANKRUPTCY COURT MUST MAKE THE SAME FINDINGS REQUIRED UNDER THE BANKRUPTCY CODE AS TO THE

CONFIRMATION OF A PLAN AND, IN ADDITION, FIND THAT THE
CIRCUMSTANCES WARRANT THE PROPOSED MODIFICATION.

                                 	X.
                			SECURITIES LAWS CONSIDERATIONS

I.	Issuance of shares of Common Stock
   ----------------------------------
  	The Debtor will issue shares of its Common Stock
pursuant to the Plan.  These shares of Common Stock constitute
"securities" for purposes of federal and state securities
laws.
	  A.	Shareholders and Creditors.  The Plan provides for
the issuance of Common Stock to shareholders of the Debtor and the issuance of Common Stock or Common Stock and/or cash to
creditors of the Debtor.  Section 1145 of the Bankruptcy Code
provides that the registration requirements under federal and state securities laws do not apply to the issuance of
securities by a debtor under a plan of reorganization to
holders of claims or interests wholly or principally in
exchange for those claims or interests.  With certain
exceptions discussed below, recipients of such securities may also resell them without registration under such laws.
		      1.	Issuance.  Section 1145 of the Bankruptcy Code
exempts the original issuance of securities under a plan of
reorganization from registration under the Securities Act of
1933, as amended (the "Securities Act"), and applicable state securities law registration requirements.  For the original
issuance of securities under the plan to be so exempt, three principal requirements must be satisfied:  (i) the securities must be issued by the Debtor or its successor under the Plan;
(ii) the recipient of the securities must hold a Claim against or Interest in the Debtor; and (iii) the securities must be
issued entirely in exchange for the recipient's Claim against or Interest in the Debtor, or "principally" in such exchange and "partly" for cash or property. The Debtor intends that the original issuance of securities to shareholders and creditors pursuant to the Plan will satisfy the foregoing requirements and, accordingly, will be exempt from registration under the
Securities Act and state securities laws.  However, under
certain circumstances, subsequent offers or sales of such
securities may be subject to registration requirements under the Securities Act and such state laws.
		      2.	Resale.  Except of persons who may be deemed
to be "underwriters" as discussed below, holders of Claims or

Interests who receive securities pursuant to the Plan will be able to sell and transfer such securities without registration under the Securities Act or state securities laws and without complying with Rule 144 under the Securities Act.
	Section 1145 (b) of the Bankruptcy Code defines four types of "underwriters": (i) a person who purchases a claim against, an interest in, or a claim for administrative expenses against the debtor with a view to distributing any security received in exchange for such a claim or interest;
(ii) a person who offers to sell securities offered under a plan of reorganization for the holders of such securities;
(iii) a person who offers to buy such securities from the holders of such securities, if the offer is (a) with a view to distributing such securities and (b) made under a distribution agreement; and (iv) a person who is an "issuer" with respect to the security, as the term "issuer" is defined in Section 2(11) of the Securities Act. Under Section 2(11) of the Securities Act, and "issuer" includes any person directly or indirectly controlling or controlled by the debtor, or any person under direct or indirect common control with the debtor.
	To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable state securities laws. However, such persons may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act, which would permit the public sale of securities received pursuant to the Plan by "underwriters" subject to the availability to the public of current information regarding the Debtor and to compliance with specified volume limitations and certain other conditions.
	Given the complex, subjective nature of the question of whether a particular holder may be an underwriter, the Debtor makes no representations concerning the right of any person to trade in any of the securities received under the Plan. THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES
UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING THE
EFFECTS OF FEDERAL AND STATE SECURITIES LAWS ON THEIR ABILITY
TO TRADE SUCH SECURITIES.
	Sales by "stockbrokers" of securities issued under the Plan will be exempt under Section 1145(a)(4) of the Bankruptcy Code from the registration requirements of the Securities Act and state securities laws if they deliver a copy of the Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of such securities to their customers for the first 40 days after the Effective Date. Section 101 of the Bankruptcy Code defines "stockbroker" as a person having customers that are engaged in the business of effecting transactions in securities (i) for the accounts of others or (ii) with the general public from or for such person's own account.

	B.	Management.  The Plan provides for the issuance of Common Stock to four employees of the Debtor.  These persons include Kelvyn H. Cullimore,
Michael Pitman, Donna Annette Wood and Randy Brashers and they will be issued an amount of securities equal to approximately 5% of the issued and outstanding Common Stock of the Debtor upon completion of the Plan.  The
Common Stock will be issued pursuant to available private placement exemptions from the registration requirements of the Securities
Act and applicable state securities laws and will be "restricted" stock as that term is defined in the Securities Act and the regulations promulgated pursuant thereto.  Restricted stock may not be resold unless the sale is registered under the Securities Act and applicable state securities laws or otherwise qualifies for available exemptions.
	C.	"Fresh Capital".  The Plan provides for funding in two phases.  Phase
I will occur prior to the Effective Date of the Plan.  In Phase I, the
Debtor will issue an amount of securities equal to 55% of the issued and outstanding Common Stock of the  Debtor upon completion of the Plan to
Mr. Paul M. Bluto for $600,000.00 cash.  Mr. Bluto is a director and shareholder of the Debtor and is an "accredited investor" as that term is defined in the Securities Act and the regulations promulgated pursuant thereto.  The Common Stock will be issued to Mr. Bluto pursuant to available exemptions under Section 4(2), Section 4(6), and the regulations promulgated pursuant thereto, from the registration requirements of the Securities Act and available exemptions under applicable state securities laws and will be "restricted" stock as that term is defined in the Securities Act and the regulations promulgated pursuant thereto.  Restricted stock may not be resold unless the sale is registered under the Securities Act and applicable state securities laws or otherwise qualifies for available exemptions.
	Phase II will occur after the Effective Date of the Plan.  In Phase II, the Debtor will offer for sale, solely to accredited investors, an amount of securities equal to 25% of the issued and outstanding Common Stock of the Debtor upon completion of the Plan for $600,000.00 cash.  Any of the offered securities which are not subscribed for will be purchased by Mr.
Bluto.  The Common Stock will be issued to
investors pursuant to available exemptions under Section 4(2), Section 4(6), and the regulations promulgated pursuant thereto, from the registration requirements of the Securities Act and available exemptions under applicable state securities laws and will be "restricted" stock as that term is defined in the Securities Act and the regulations promulgated pursuant thereto.  Restricted stock may not be resold unless the sale is registered under the Securities Act and applicable state securities laws or otherwise qualifies for available exemptions.
	D.	"Fairness" of issuance of stock to Management and Investor Group.
Under the terms of the plan as discussed above the existing management group of four persons headed by Kelvyn Cullimore will
receive five percent (5%) of the outstanding stock in the reorganized company.  Mr. Bluto will receive a controlling interest of fifty-five percent (55%) for his initial cash infusion of $600,000.00.
	In order to accomplish this recapitalization, the equity ownership of the existing shareholder groups will be diluted so that their interest will comprise approximately ten percent (10%) of the
outstanding stock in the reorganized company.
	While this is a drastic reduction in the ownership of the existing shareholder groups in the company, it is in the opinion of the Debtor not only fair but the best possible alternative that has
been presented via a bona fide offer.  This opinion is based on several factors.
	First, the creditors themselves in this case are receiving only a percentage of the repayment of the amount that is owed to them.
Typically, in such a case, the shareholders would receive nothing under the Bankruptcy Code if the creditors as a class objected to the treatment.  In this case, the shareholders are being kept intact although on a reduced basis because that is a term of Mr. Bluto's
offer.  In short, then, the shareholders are getting more than they might usually receive in a chapter 11 case where the creditors are not being paid in full.
	Second, one of the primary factors influencing Mr. Bluto in making this offer is the success that the exiting management group has had in turning the business around during the pendency of the Chapter
11 case.  It was his belief that an equity interest in the company to the management group would provide an additional incentive to make the business successful and to ensure continuity of management.
	Finally, as for the stock ownership that Mr. Bluto will have for his capital contribution, it should be noted that he is (1) offering shareholders to buy a greater interest in the company by
another offering after the plan is confirmed and

(2) his offer must be compared to what has been put forward at this point. In fact only one offer has actually been made. That was on behalf of Dwight Egan for a company known as DDRK, Inc.
	That offer preserved no stock for existing shareholders and the amount of cash was no more than that offered by Mr. Bluto. Furthermore, since his offer provided different treatment for different creditors, it has the potential for being difficult to confirm the plan. The Bluto plan by contrast is supported by the Official Unsecured Creditors Committee.

II.	Determination of number of shares of Common Stock
    -------------------------------------------------
   	The number os shares of Common Stock to be issued pursuant to the Plan to shareholders and creditors of the Debtor, to management of the Debtor, and to investors in Phase I and Phase II, has been arbitrarily determined by negotiation between the Debtor and Mr. Bluto. The number of shares of Common Stock to be issued pursuant to the Plan does not necessarily bear any relationship to the value of any claim or interest nor should it be construed as an indication of the value of the Common Stock. The number of shares of Common Stock it be issued pursuant to the Plan should not be considered an indication of the actual value of the Debtor.

III.	Available Information
     ---------------------
	The Debtor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and has registered its Common Stock pursuant to Section 12(g) of that Act (Commission File No. 0-21070) - In accordance therewith the Debtor is required to file reports and other information with the Securities and Exchange Commission. The Debtor has not filed reports or other information with the Securities and Exchange Commission since the filing of its quarterly report on Form 10-Q for the quarter ended March 31, 1996. The Debtor has not filed its annual report on Form 10-K for the year ended June 30, 1996 or its quarterly report on Form 10-Q for the quarter ended September 30, 1996. Failure to file the required reports and information may adversely affect any trading market for the Common Stock and the ability of holders of the Common Stock to sell their shares. Holders of the Common Stock and those receiving Common Stock pursuant to the Plan may be unable to sell their shares unless and until the Debtor complies with the requirements of the Securities Exchange Act of 1934. If the Plan is approved at the confirmation hearing scheduled for February 6th, 1997, the Debtor intends to proceed with an audit of its financial statements for the year ended June 30, 1996 and to file all reports and other information required under the Securities Exchange Act of 1934. If the Plan is not approved, the

Debtor's present intention is to submit an alternative plan to the Bankruptcy Court which would, among other things, result in the Debtor not being a public company and would relieve the Debtor of any reporting obligations under the Securities Exchange Act of 1934.

                                 	XI.
                         		TAX IMPLICATIONS
                           ----------------
	Creditors and parties in interest should consult their own tax professional for the advise on the tax implications of the plan.
Neither the debtor nor any of its agents purport to make any advice in the area of taxes.
  	Substantial differences in the tax implications are likely to be encountered by the Claimants because of differences in the nature of their Claims, their taxpayer status, their method of accounting, and the impact of prior actions they may have taken with respect to their Claims. FOR THE FOREGOING REASONS, THE FOLLOWING DISCUSSION DOES NOT CONSTITUTE LEGAL ADVICE TO ANY CLAIMANT AND SHOULD NOT BE RELIED UPON AS SUCH. EACH CLAIMANT IS URGED TO SEEK ADVICE
FROM HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX AND STATE AND LOCAL INCOME TAX IMPLICATIONS OF THE PLAN.

                                 	XII.
                         	APPROVAL OF THE PLAN
                          --------------------
A.	Requirements of Voting
   ----------------------
	A creditor, in order to vote on the proposed Plan, must have filed a proof of claim with the Bankruptcy Court prior to the Bar Date unless that creditor was scheduled by the Debtor in Debtor's Schedules and Statement of Affairs as not disputed, liquidated and not contingent.
Any creditor scheduled as not disputed, liquidated and not contingent, is, to the extent scheduled deemed to have filed a Claim pursuant to 1111(a) of the Bankruptcy Code, and absent objection by the Debtor or a party in interest, such Claim is deemed allowed.
	Only the members of those Classes whose Claims are impaired under the proposed Plan will be entitled to vote for acceptance or rejection of the proposed Plan. HOLDERS OF CONTESTED CLAIMS ARE NOT ENTITLED TO VOTE ON
THE PROPOSED PLAN UNLESS THEY REQUEST PERMISSION FROM THE BANKRUPTCY COURT, PURSUANT TO BANKRUPTCY RULE 3018, TO TEMPORARILY ALLOW THEIR

CLAIM IN APPROPRIATE AMOUNTS SOLELY FOR THE PURPOSE OF ENABLING SUCH HOLDER TO VOTE ON THE PROPOSED PLAN. A ballot, once submitted by a creditor, can only be changed or withdrawn for cause shown after notice and a hearing before the Bankruptcy Court pursuant to Bankruptcy Rule 3018.
	DEBTOR RESERVES THE RIGHT, PURSUANT TO 11 U.S.C. 1126(e) OF THE BANKRUPTCY CODE, TO REQUEST THE BANKRUPTCY COURT TO STRIKE ANY REJECTION OF THE PROPOSED PLAN BY ANY HOLDER OF A CLAIM THAT IS NOT MADE
IN GOOD FAITH.

B.	Plan Proponent
   --------------
	In a Chapter 11 case, the Debtor is the only possible proponent of a proposed plan of Reorganization during the initial 120 days of the bankruptcy proceedings unless certain special limitations are imposed by the Bankruptcy Court. At this time, the Debtor is the only known party preparing a Plan.

C.	Acceptance of the Proposed Plan
   -------------------------------
	For the proposed Plan to be accepted by the creditors and thereafter confirmed by the Bankruptcy Court, each holder of a claim may consent to the treatment of its claim under the provisions of the
Plan or the Plan must be accepted by each Class of Impaired Claims.
Under 11 U.S.C. 1126, an impaired Class of Claims is deemed to have accepted the proposed Plan if the holders representing at
least two-thirds (2/3) in total amount and more than one-half (1/2) in the number of claims that have voted in that particular Class have accepted the proposed Plan.  Consent, on the other hand, is a
defined term that has specific applications throughout the Plan.
	IF YOU ARE INCLUDED IN ONE OF THE CLASSES OF CREDITORS WHOSE INTERESTS ARE AFFECTED BY DEBTOR'S PROPOSED PLAN, IT IS ESSENTIAL THAT YOU VOTE OR INDICATE WHETHER YOU CONSENT. IF YOU FAIL TO VOTE OR
AFFIRMATIVELY INDICATE NON-CONSENT, YOUR RIGHTS MAY BE JEOPARDIZED.
	Debtor shall send ballots to the known holders of allowed claims and all disputed claims. However, only the holders of allowed claims are entitled to vote on the proposed Plan.  As previously
mentioned, a claim to which an objection has been filed or which has been scheduled as disputed by the Debtor is not an allowed claim unless and until the Bankruptcy Court rules on the objection and any
appeals are finally
determined.  Disputed claims may be deemed to consent absent affirmative rejection.
	The forms of ballot for each of the Classes entitled to vote on the proposed Plan will be sent to you with a copy of the Court approved
Disclosure Statement and the proposed Plan.  PLEASE READ THE
BALLOT CAREFULLY.  Upon execution of the ballots, please return the ballot to counsel for Debtor at:
						Thomas Carlson
						Attorney for ITEC
						P.O. Box 50280
						Springfield, MO  65805
						Telephone:  417-864-7772
						Facsimile:  417-864-7894

Ballots must be postmarked no later the date provided for in the enclosed Order.
	In addition, the Bankruptcy Court will hold a hearing on confirmation of the Debtor's proposed Plan commencing on the date and time, and at the location, set forth in the enclosed Order. Any and all objections to confirmation of the proposed Plan must be in writing; must state with specificity the grounds for any such objections; and must be filed with the Clerk of Bankruptcy Court and served upon counsel for Debtor at the address indicated above within the time specified by the Bankruptcy Court.
	SINCE MAIL DELAYS MAY INEVITABLY OCCUR, IT IS IMPORTANT THAT THE BALLOT OR BALLOTS BE MAILED OR OTHERWISE DELIVERED WELL IN ADVANCE OF THE DATE SPECIFIED BY THE BANKRUPTCY COURT. ANY BALLOT RECEIVED
AFTER THE DATE SPECIFIED BY THE BANKRUPTCY COURT MAY NOT BE INCLUDED IN
ANY CALCULATION BY THE DEBTOR TO DETERMINE WHETHER THE DEBTOR'S CREDITORS
HAVE VOTED TO ACCEPT OR REJECT THE PLAN.

D.	Confirmation by Cramdown
   ------------------------
	Pursuant to 1129(b) of the Bankruptcy Code, the Court is hereby requested to confirm the Plan as to any Class of Claims or Interests that does not accept it. To do so, the Court must find that at least one impaired Class of Claims has accepted the Plan and the Plan:
(1) is fair and equitable with respect to each Class of Claims or Interests that is impaired and has not accepted the Plan; (2) that each holder of a Claim or Interest receives or retains under the Plan, an account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that would be received or retained if the Debtor's property were liquidated under Chapter 7 of the Bankruptcy Code.
	Debtor believes the second requirement is satisfied as demonstrated by the Liquidation Analysis set forth herein. Debtor believes the first requirement is satisfied with respect to any Class that might not accept the Plan.
	If a Class of Secured Claims does not accept the Plan, the Bankruptcy Code provides that the fair and equitable requirement is satisfied if the Class retains its lien and receives deferred cash payments of a present value equal to the value of the Claimant's Secured Interest in the Property.

                              			XII.
                      	MISCELLANEOUS PROVISIONS
                       ------------------------
A.	No Additional Charges
   ---------------------
	Except as expressly stated in the proposed Plan, or as allowed by the Bankruptcy Court by order, no interest, penalty, late charge, or additional charges (such as attorneys' fees) shall be allowed on any Claim subsequent to the filing date unless otherwise expressly stated in the proposed Plan.

B.	Executory Contracts and Unexpired Leases
   ----------------------------------------
	The Debtor shall assume the Ground Lease and the IMAX Lease. To the extent the Debtor is a party to any other executory contracts or unexpired leases, all such executory contracts and unexpired leases are deemed rejected, unless the Debtor specifically assumes such contracts or leases prior to the Confirmation Date, subject to Court approval.

C.	Defects, Omissions and Conflicts
   --------------------------------
	After confirmation of the proposed Plan, Debtor may, with the approval of the Bankruptcy Court, and so long as it does not materially or adversely affect the interest of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan or in the order for confirmation in such manner as may be necessary to carry out the purposes and the effect of the Plan.

D.	Securities Laws and Exemption from Registration
   -----------------------------------------------
	Any satisfaction provided to any creditor pursuant to the proposed Plan which may be deemed to be a security is exempt from registration under certain state and federal securities laws pursuant to 11
U.S.C. 1145.  Absent
registration or another exemption from the requirements of registration pursuant to the Securities Act of 1933, as amended, and any applicable state securities law, the subsequent transfer of any such securities is not so exempt.

                        					XIII.
                  	RECOMMENDATION OF DEBTOR
                   ------------------------
	It is Debtor's position that its proposed Plan is meritorious for at least one of the following non-exclusive reasons: (1) The proposed Plan does not discriminate unfairly against unsecured creditors and is in the best interests of the Debtor and all of its creditors, and (2) the proposed Plan provides the Debtor with the opportunity to maximize the value of its assets and the monetary recovery to its creditors.

	DATED this   18th   day of December, 1996.
            --------

                          						/s/ Thomas Carlson
                          						----------------------------
                          						Thomas Carlson, MO Bar 28843
                          						Attorney for Debtor
                          						PO Box 50280
                          						Springfield MO  65805-0280
                          						Telephone:  417-864-7772
                          						Facsimile:  417-864-7894

                        ITEC ATTRACTIONS
              Ozark's Discovery IMAX Theater & Mall
                    & McFarlain's Restaurant
                  NOVEMBER Comparative Analysis
                       Preliminary Figures



REVENUE

Theater Tickets			       $140,945	       $144,000		       $155,046
Restaurant				            155,203	        180,500		        239,989
Concession & Gift	        	24,504	         25,500		         34,233
Retail Lease Revenue		     46,236	         45,000		         56,772

TOTALS				               $366,888	       $395,000		       $486,040

CASH BALANCE

                    			ITEC CONSOLIDATED CASH BUDGET
       			                  CALENDAR YEAR 1997
               8% 20 YR. BANK LOAN WITH MCFARLAIN'S EXPANSION

                                           January   February   March     April      May       June
                                          ------------------------------------------------------------
PAID THEATER ADMISSIONS                       5,000     7,000    23,000    23,000    33,000    35,000
                     Average Ticket Price      6.25      6.00      5.50      6.25      6.00      6.00
PAID RESTAURANT GUESTS                        3,000     3,680    13,000    26,800    37,500    30,300
                            Average Check      6.22      6.25      6.25      6.29      6.30      6.30

 REVENUES
   TICKET SALES                              31,250    42,000   126,500   143,750   198,000   210,000
   CONCESSION SALES                           2,500     3,000    11,000     7,000    10,000    14,000
   SOUVENIR & GIFT  SALES                     2,500     2,500     7,500    11,500    15,000    18,000
   MCFARLAIN'S RESTAURANT SALES              18,650    23,000    81,300   168,700   236,300   191,000
   MALL RENTAL INCOME                        32,900    32,900    32,900    34,000    52,000    42,000
                                           ----------------------------------------------------------
   TOTAL REVENUES                            87,800   103,400   259,200   364,950   511,300   475,000

 COST OF REVENUES
   COS - TICKET COSTS                             0         0         0       200       200     6,000
   COS - IMAX RENT                            7,750     7,750     7,750     7,750     7,750     7,750
   COS - IMAX ADDITIONAL RENT                     0         0         0         0         0         0
   COS - FILM LICENSE FEES                    1,600     2,240    11,270     7,360    10,560    16,800
   COS - FILM PRINTS & REPAIRS                    0         0    25,000         0         0         0
   COGS - CONCESSIONS                         1,250     1,500     5,500     3,500     5,000     7,000
   COGS - SOUVENIRS & GIFTS                   1,375     1,375     4,125     6,325     8,250     9,900
   COGS - FOOD & BEVERAGE                     5,595     6,900    22,765    47,235    64,980    53,480
                                           ----------------------------------------------------------
   TOTAL COST OF REVENUES                    17,570    19,765    76,410    72,370    96,740   100,930

 LABOR COSTS*
   GIFT SHOP                                  2,700     1,660     2,400     3,000     3,300     3,300
   MAINTENANCE                                1,500     1,000     2,000     2,000     2,000     2,000
   MANAGEMENT SALARIES                       13,250    11,700    11,700    11,700    11,700    11,700
   MARKETING SALARIES                         5,700     3,800     3,800     3,800     3,800     3,800
   MARKETING LABOR                              600         0     2,700     2,700     2,700     2,700
   OFFICE STAFF                               2,425     1,800     1,800     1,800     1,800     1,800
   PROJECTION LABOR                           7,600     5,500     5,500     5,500     5,500     5,500
   THEATER SUPERVISION                        9,000     6,000     6,000     6,000     6,000     6,000
   THEATER LABOR                              8,500     1,000    12,000    15,000    17,000    16,000
   RESTAURANT MGMT SALARIES                  14,940     9,960     9,960     9,960     9,960     9,960
   RESTAURANT LABOR                          10,850     9,800    26,000    47,235    63,800    53,480
                                           ----------------------------------------------------------
   TOTAL LABOR COSTS                         77,065    52,220    83,860   108,695   127,560   116,240

   * Three Pay Periods in January & August

 OTHER EMPLOYEE COSTS
   FICA                                       3,690     2,340     3,450     3,710     3,875     3,800
   FUTA                                         155       100       145       155       160       160
   SUTA                                         515       325       480       515       540       530
   WORKER'S COMP INS                          1,180       750     1,100     1,185     1,240     1,215
   MEDICAL INSURANCE                          4,500     4,500     4,500     4,500     4,500     4,500
   SALARY CONTINUATION                        2,855     2,855     2,855     2,855     2,855     2,855
   RESTAURANT PAYROLL TAX                     3,610     2,765     5,035     8,010    10,325     8,880
   RESTAURANT WORKER'S COMP INS               1,015       790     1,440     2,290     2,950     2,540
   RESTAURANT MEDICAL INS                     1,300     1,300     1,300     1,300     1,300     1,300
                                           ----------------------------------------------------------
   TOTAL OTHER EMPLOYEE COSTS                18,820    15,725    20,305    24,520    27,745    25,780

OPERATING EXPENSES
   EQUIPMENT LEASE                            2,000     2,000     2,000     2,000     2,000     2,000
   REAL PROPERTY TAX                              0         0         0         0         0         0
   PERSONAL PROPERTY TAX                          0         0         0         0         0         0
   CASUALTY INS.                              4,000     4,000     4,000     4,000     2,000         0
   FRANCHISE TAX                                  0         0         0         0         0         0
   LICENSES                                     400       400       400       400       400       400
   SALES TAX                                    100       100       100       100       100       100
   BUILDING MAINTENANCE & REPAIR              3,500     3,500     3,500     4,500     4,500     4,500
   EQUIPMENT MAINT & REPAIR                   8,500     8,500     8,500     8,500     8,500     8,500
   VEHICLE MAINT                                200       200       200       200       200       200
   UTILITIES                                  8,000     8,000     8,000     8,000     8,000     8,000
   BLDG/CUSTODIAL SUPPLIES                    1,650     1,650     1,650     1,650     1,650     1,650
   PROJECTION EQUIP. SUPPLIES                 1,000     1,000     3,000     3,000     1,000     3,000
   GIFT SHOP EXPENSES                           250       250       250       250       250       250
   CORPORATE FEES OR ACCOUNTING               6,000     6,000     6,000     6,000     6,000     6,000
   MEALS & ENTERTAIN                            500       500       500       500       500       500
   DRIVERS LOUNGE EXPENSE                         0         0         0       100       100       100
   ADVERTISING/THEATER                        4,800    17,000    44,500    22,600    36,600    19,200
   UNIFORMS                                       0         0     1,500         0         0     1,500
   SALES PROMOTION / NEIGHBORS                    0         0       500       400       400       400
   TRADE SHOWS                                1,500     1,500     2,500     1,500     1,500         0
   RESTAURANT OUTSIDE SERVICES                1,050       440       715       840       815       840
   RESTAURANT LINEN & UNIFORM                   130       130       200     1,000     1,000       260
   RESTAURANT OPERATING SUPPLIES                560       690     2,500     5,700     7,000     4,775

   RESTAURANT DISH SUPPLIES                     150       150       500       850     1,180       955
   RESTAURANT ADVERTISING                     4,610     3,010     4,610     4,750     4,000     4,150
   RESTAURANT COUPON DISCOUNTS                  300       300       300       300       300       300
   RESTAURANT PROMOTIONS                        400       400       400       400       400       400
   RESTAURANT UTILITIES                       4,500     4,000     4,000     4,000     4,000     4,500
   RESTAURANT EQUIPMENT LEASE                   400       400       400       600       600       600
   RESTAURANT DUES & SUBSC                       50        50        50        50        50        50
   RESTAURANT OFFICE SUPPLIES                   200       200       200       200       200       200
   RESTAURANT MARKETING FEES                  2,000     2,000     2,000     2,000     2,000     2,000
   RESTAURANT MAINT & REPAIRS                   400       400       500       700       700       700
   RESTAURANT BUILD RENT                      5,000     5,000     5,000     8,435    11,815     9,550
   RESTAURANT CAM                             2,400     2,400     2,400     2,400     2,400     2,400
   RESTAURANT CASUALTY INS                    1,100     1,100     1,100     1,100     1,100     1,100
   RESTAURANT LICENSES                          300       300       300       300       300       300
                                           ----------------------------------------------------------
   TOTAL OPERATING EXPENSES                  65,950    75,570   112,275    97,325   111,560    89,380

 GENERAL INCOME
   CONDO PAYMENT                              1,000     1,000     1,000     1,000     1,000     1,000
   SHARED EXP - RESTAURANT                   (2,000)   (2,000)   (2,000)   (2,000)   (2,000)   (2,000)
   INTEREST INCOME                           (1,000)     (700)     (450)     (450)     (800)     (800)
                                           -------------------------------------------------
   TOTAL GENERAL INCOME                      (2,000)   (1,700)   (1,450)   (1,450)   (1,800)   (1,800)

 GENERAL EXPENSES
   TRAVEL EXPENSE                             1,500       500     1,000     1,000     1,000     1,000
   VEHICLE OPERATION                            250       250       250       250       250       250
   VEHICLE LEASE / USE                          600       600       600     1,200       700       700
   EMPLOYEE RELATIONS                             0         0       500       500       250       250
   MEMBERSHIPS, DUES                            500       500       500       500       500       500
   COMMUNITY RELATIONS                            0         0         0       250       250       250
   PROFESSIONAL SERVICES                          0         0         0         0       250       250
   ACCOUNTING/AUDIT FEES                          0         0         0       600       600       600
   LEGAL FEES                                   500       500       500     1,000     1,000     1,000
   POSTAGE                                      500     1,000     1,000       500     1,000       500
   TELEPHONE                                  2,400     2,400     2,400     2,400     2,400     2,400
   OVERNIGHT MAIL                               250       250       250       250       250       250
   OFFICE SUPPLIES/PRINT                        500       500     2,000     2,000     2,000     2,000

   BOARD OF DIRECTORS EXPENSE                     0         0     1,000     1,000     1,000     1,000
   PUBLIC COMPANY EXPENSE                                                   9,000     9,000     9,000
   FINANCING EXPENSE                            100       100       100       100       100       100
   CREDIT CARD FEES                             220       285       870       975     1,340     1,450
   BANK CHARGES                                 300       300       300       300       300       300
   CASH OVER/SHORT THEATER                       75        75        75        75        75        75
   INTEREST EXPENSE - BOATMENS               24,000    24,000    24,000    24,000    24,000    24,000
   INTEREST EXPENSE - OTHER                   2,000     2,000     2,000     2,000     2,000     2,000
   MISCELLANEOUS EXPENSE                      1,500     1,500     1,500     1,500     1,500     1,500
   RESTAURANT TELEPHONE & FAX                   350       350       350       350       350       350
   RESTAURANT BANK CHARGES                      100       100       100       100       100       100
   RESTAURANT CREDIT CARD FEES                   75        90       325       740       945       760
   RESTAURANT PRINTING                          400       400       800       400       400     2,200
                                            ---------------------------------------------------------
   TOTAL GENERAL EXPENSES                    36,120    35,700    40,420    50,990    51,560    52,785

   TOTAL GENERAL INC & EXP                   34,120    34,000    38,970    49,540    49,760    50,985
                                            ---------------------------------------------------------

   ADDTL CASH FLOW - MCFARLAINS BUILDOUT          0         0         0         0         0    13,850
                                            ----------------------------------------------------------

CASH FLOWS BEFORE PRIN. PYMTS.             (125,725)  (93,880)  (72,620)   12,500    97,935   105,535

CAPITAL EXPENDITURES/REPAIRS                      0         0         0         0         0     5,000
PRIN. PAYMENT --  BOATMENS LOAN               6,110     6,110     6,110     6,110     6,110     6,110
PRIN. PAYMENT -- OTHER                        1,620     1,620     1,620     1,620     1,620     1,620
CASH FLOW AFTER PRIN. PYMTS.               (133,455) (101,610)  (80,350)    4,770    90,205    92,805

                        				ITEC CONSOLIDATED CASH BUDGET
                              				CALENDAR YEAR 1997
                   8% 20 YR. BANK LOAN WITH MCFARLAIN'S EXPANSION

                                                                                                              Year
                                     July       August    September    October     November    December       Total
                                  -------------------------------------------------------------------------------------
PAID THEATER ADMISSIONS               42,000      36,000      30,000      33,000      25,000      20,000        312,000
            Average Ticket Price           6           6           6           6           6           6              6
PAID RESTAURANT GUESTS                28,750      29,850      37,150      44,750      30,600      24,900        310,280
                   Average Check           6           6           6           6           6           6              6
 REVENUES
   TICKET SALES                      252,000     225,000     187,500     198,000     150,000     120,000      1,884,000
   CONCESSION SALES                   18,000      15,000       9,000       9,000       8,000       7,000        113,500
   SOUVENIR & GIFT  SALES             22,000      20,000      20,000      30,000      25,000      17,500        191,500
   MCFARLAIN'S RESTAURANT SALES      179,625     186,500     234,000     282,000     192,850     156,775      1,950,700
   MALL RENTAL INCOME                 46,000      45,000      54,000      57,000      53,000      40,000        521,700
                                   ---------------------------------------------------------------------
   TOTAL REVENUES                    517,625     491,500     504,500     576,000     428,850     341,275      4,661,400

 COST OF REVENUES
   COS - TICKET COSTS                    200         200         200         200         200         200          7,600
   COS - IMAX RENT                     7,750       7,750       7,750       7,750       7,750       7,750         93,000
   COS - IMAX ADDITIONAL RENT              0           0           0       1,140       1,500       1,200          3,840
   COS - FILM LICENSE FEES            21,840      17,280       8,400       9,240       8,000       8,000        122,590
   COS - FILM PRINTS & REPAIRS             0       6,000           0      25,000           0           0         56,000
   COGS - CONCESSIONS                  9,000       7,500       4,500       4,500       4,000       3,500         56,750
   COGS - SOUVENIRS & GIFTS           12,100      11,000      11,000      16,500      13,750       9,625        105,325
   COGS - FOOD & BEVERAGE             50,295      52,220      65,520      76,140      52,065      42,330        539,525
                                    ---------------------------------------------------------------------
   TOTAL COST OF REVENUES            101,185     101,950      97,370     140,470      87,265      72,605        984,630

 LABOR COSTS*
   GIFT SHOP                           3,300       5,000       3,300       3,300       3,000       2,500         36,760
   MAINTENANCE                         2,000       4,000       2,000       2,000       2,000       2,000         24,500
   MANAGEMENT SALARIES                11,700      13,250      11,700      11,700      11,700      11,700        143,500
   MARKETING SALARIES                  3,800       5,700       3,800       3,800       3,800       3,800         49,400
   MARKETING LABOR                     2,700       4,000       2,700       2,700       2,700       2,700         28,900
   OFFICE STAFF                        1,800       2,700       1,800       1,800       1,800       1,800         23,125
   PROJECTION LABOR                    5,500       8,250       5,500       5,500       5,500       5,500         70,850
   THEATER SUPERVISION                 6,000       9,000       6,000       6,000       6,000       6,000         78,000
   THEATER LABOR                      18,000      24,000      16,000      17,000      15,000      15,000        174,500
   RESTAURANT MGMT SALARIES            9,960      14,940       9,960       9,960       9,960       9,960        129,480
   RESTAURANT LABOR                   50,295      52,220      65,520      73,320      52,065      43,895        548,480
                                    --------------------------------------------------------------------
   TOTAL LABOR COSTS                 115,055     143,060     128,280     137,080     113,525     104,855      1,307,495

   * Three Pay Periods in January & August

 OTHER EMPLOYEE COSTS
   FICA                                3,945       5,465       3,800       3,875       3,710       3,672         45,330
   FUTA                                  165         230         160         160         155         153          1,899
   SUTA                                  550         760         530         540         515         510          6,309
   WORKER'S COMP INS                   1,260       1,745       1,215       1,240       1,185       1,173         14,488
   MEDICAL INSURANCE                   4,500       4,500       4,500       4,500       4,500       4,500         54,000
   SALARY CONTINUATION                 2,855       2,855       2,855       2,855       2,855       2,855         34,260
   RESTAURANT PAYROLL TAX              8,435      10,075      11,320      11,660       8,685       8,540         97,340
   RESTAURANT WORKER'S COMP INS        2,410       3,155       3,550       3,330       2,480       2,155         28,105
   RESTAURANT MEDICAL INS              1,300       1,300       1,300       1,300       1,300       1,300         15,600
                                    --------------------------------------------------------------------
   TOTAL OTHER EMPLOYEE COSTS         25,420      30,085      29,230      29,460      25,385      24,860        297,340

 OPERATING EXPENSES
   EQUIPMENT LEASE                     2,000       2,000       2,000       2,000       2,000       2,000         24,000
   REAL PROPERTY TAX                       0           0           0           0           0      72,000         72,000
   PERSONAL PROPERTY TAX                   0           0           0           0           0      22,000         22,000
   CASUALTY INS.                           0           0      10,000       4,000       4,000       4,000         40,000
   FRANCHISE TAX                           0           0           0           0       7,000           0          7,000
   LICENSES                              400         400         400         400         400         400          4,800
   SALES TAX                             100         100         100         100         100         100          1,200
   BUILDING MAINTENANCE & REPAIR       4,500       4,500       4,500       4,500       4,500       4,500         51,000
   EQUIPMENT MAINT & REPAIR            8,500       8,500       8,500       8,500       8,500       8,500        102,000
   VEHICLE MAINT                         200         200         200         200         200         200          2,400
   UTILITIES                           8,000       8,000       8,000       8,000       8,000       8,000         96,000
   BLDG/CUSTODIAL SUPPLIES             1,650       1,650       1,650       1,650       1,650       1,650         19,800
   PROJECTION EQUIP. SUPPLIES          3,000       1,000       3,000       3,000       1,000       3,000         26,000
   GIFT SHOP EXPENSES                    250         250         250         250         250         250          3,000
   CORPORATE FEES OR ACCOUNTING        6,000       6,000       6,000       6,000       6,000       6,000         72,000
   MEALS & ENTERTAIN                     500         500         500         500         500         500          6,000
   DRIVERS LOUNGE EXPENSE                100         100         150         150         150         150          1,100
   ADVERTISING/THEATER                25,300      17,100      19,800      24,300      14,200      14,100        259,500
   UNIFORMS                                0           0         700       1,500         700           0          5,900
   SALES PROMOTION / NEIGHBORS           400         400         400         400         400         400          4,100
   TRADE SHOWS                             0           0       1,000       1,000       2,000       2,000         14,500
   RESTAURANT OUTSIDE SERVICES           965       1,265         690       1,265         640         640         10,165
   RESTAURANT LINEN & UNIFORM          1,260       1,260         260         260         260         260          6,280
   RESTAURANT OPERATING SUPPLIES       4,840       6,675       8,120       8,460       4,820       3,915         58,055

   RESTAURANT DISH SUPPLIES              900         933       1,170       1,400         965         800          9,953
   RESTAURANT ADVERTISING              3,810       4,410       6,710       3,810       6,210       5,110         55,190
   RESTAURANT COUPON DISCOUNTS           300         300         300         300         300         300          3,600
   RESTAURANT PROMOTIONS                 400         400         400         400         400         400          4,800
   RESTAURANT UTILITIES                4,500       5,000       5,000       5,000       4,000       4,000         52,500
   RESTAURANT EQUIPMENT LEASE            600         600         600         600         600         600          6,600
   RESTAURANT DUES & SUBSC                50          50          50          50          50          50            600
   RESTAURANT OFFICE SUPPLIES            200         200         200         200         200         200          2,400
   RESTAURANT MARKETING FEES           2,000       2,000       2,000       2,000       2,000       2,000         24,000
   RESTAURANT MAINT & REPAIRS            700         700         700         700         700         700          7,600
   RESTAURANT BUILD RENT               8,981       9,325      11,700      14,100       9,650       7,850        106,406
   RESTAURANT CAM                      2,400       2,400       2,400       2,400       2,400       2,400         28,800
   RESTAURANT CASUALTY INS             1,100       1,100       1,100       1,100       1,100       1,100         13,200
   RESTAURANT LICENSES                   300         300         300         300         300         300          3,600
                                    --------------------------------------------------------------------
   TOTAL OPERATING EXPENSES           94,205      87,620     108,850     108,795      96,145     180,375      1,228,050

 GENERAL INCOME
   CONDO PAYMENT                       1,000       1,000       1,000       1,000       1,000       1,000         12,000
   SHARED EXP - RESTAURANT            (2,000)     (2,000)     (2,000)     (2,000)     (2,000)     (2,000)       (24,000)
   INTEREST INCOME                    (1,150)     (1,600)     (1,900)     (2,200)     (2,600)     (2,600)       (16,250)
                                    ---------------------------------------------------------------------
   TOTAL GENERAL INCOME               (2,150)     (2,600)     (2,900)     (3,200)     (3,600)     (3,600)       (28,250)

 GENERAL EXPENSES
   TRAVEL EXPENSE                      2,000       1,000       4,000       1,000       1,000       2,000         17,000
   VEHICLE OPERATION                     250         250         250         250         250         250          3,000
   VEHICLE LEASE / USE                   700         700         700         700         700         700          8,600
   EMPLOYEE RELATIONS                  1,000         250         250         250         250       1,500          5,000
   MEMBERSHIPS, DUES                     500         500         500         500         500         500          6,000
   COMMUNITY RELATIONS                   250         250         250         250         250         250          2,250
   PROFESSIONAL SERVICES                 250           0           0         250           0           0          1,000
   ACCOUNTING/AUDIT FEES                 600         600         600         600         600         600          5,400
   LEGAL FEES                          1,000       1,000       1,000       1,000       1,000       1,000         10,500
   POSTAGE                               500       1,000       1,000         500         500         500          8,500
   TELEPHONE                           2,400       2,400       2,400       2,400       2,400       2,400         28,800
   OVERNIGHT MAIL                        250         250         250         250         250         250          3,000
   OFFICE SUPPLIES/PRINT               2,000       2,000       2,000       2,000       2,000       2,000         21,000

   BOARD OF DIRECTORS EXPENSE          1,000       1,000       1,000       1,000       1,000       1,000         10,000
   PUBLIC COMPANY EXPENSE              9,000       9,000       9,000       9,000       9,000       9,000         81,000
   FINANCING EXPENSE                     100         100         100         100         100         100          1,200
   CREDIT CARD FEES                    1,750       1,560       1,300       1,420       1,100         870         13,140
   BANK CHARGES                          300         300         300         300         300         300          3,600
   CASH OVER/SHORT THEATER                75          75          75          75          75          75            900
   INTEREST EXPENSE - BOATMENS        24,000      24,000      24,000      24,000      24,000      24,000        288,000
   INTEREST EXPENSE - OTHER            2,000       2,000       2,000       2,000       2,000       2,000         24,000
   MISCELLANEOUS EXPENSE               1,500       1,500       1,500       1,500       1,500       1,500         18,000
   RESTAURANT TELEPHONE & FAX            350         350         350         350         350         350          4,200
   RESTAURANT BANK CHARGES               100         100         100         100         100         100          1,200
   RESTAURANT CREDIT CARD FEES           720         930       1,170       1,400         770         630          8,555
   RESTAURANT PRINTING                   400         400         400         400         400         400          7,000
                                    --------------------------------------------------------------------
   TOTAL GENERAL EXPENSES             52,995      51,515      54,495      51,595      50,395      52,275        580,845

   TOTAL GENERAL INC & EXP            50,845      48,915      51,595      48,395      46,795      48,675        552,595
                                    --------------------------------------------------------------------

   ADDTL CASH FLOW - MCFARLAINS B     13,660      13,715      13,660       6,265      11,735      12,095         84,980
                                    --------------------------------------------------------------------
CASH FLOWS BEFORE PRIN. PYMTS.       144,575      93,585     102,835     118,065      71,470     (78,000)       376,270

CAPITAL EXPENDITURES/REPAIRS               0           0       5,000           0           0           0         10,000
PRIN. PAYMENT --  BOATMENS LOAN        6,110       6,110       6,110       6,110       6,110       6,110         73,320
PRIN. PAYMENT -- OTHER                 1,620       1,620       1,620       1,620       1,620       1,620         19,440
CASH FLOW AFTER PRIN. PYMTS.         136,845      85,855      90,105     110,335      63,740     (85,730)       273,510